Exhibit 99.2

Nocturne Acquisition Corporation

Announces Closing of $100 Million Initial Public Offering

La Jolla, CA – April 5, 2021 – Nocturne Acquisition Corporation (the “Company”), a special purpose acquisition company, today announced the closing of its initial public offering of 10,000,000 units at a price of $10.00 per unit. The units began trading on The Nasdaq Capital Market (“Nasdaq”) on March 31, 2021, under the ticker symbol "MBTCU".

Each unit issued in the offering consists of one ordinary share and one right. Each right entitles the holder to receive 1/10th of one ordinary share upon the consummation of an initial business combination. After the securities comprising the units commence separate trading, the ordinary shares and rights are expected to be respectively listed on Nasdaq under the symbols “MBTC” and “MBTCR”.

Chardan acted as sole book-running manager for the offering. The Company has granted the underwriter a 45-day option from the date of the final prospectus to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective on March 29, 2021. The offering has been made only by means of a prospectus, which forms a part of the registration statement. Copies of the prospectus relating to this offering may be obtained for free by visiting EDGAR on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov. Alternatively, copies may be obtained from Chardan, Attention: Chardan Capital Markets, LLC, 17 State Street, 21st floor, New York, New York 10004 or by telephone at 646-465-9001.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Nocturne Acquisition Corporation

Nocturne Acquisition Corporation is a newly incorporated blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any industry or sector, the Company intends to focus its search for targets bringing to market disruptive technologies in the blockchain/crypto and artificial intelligence technology sectors. Equity value of potential targets is expected to be in the $300 million to $1 billion USD range. For more information about Nocturne Acquisition Corporation, please visit the company’s investor relations website: www.nocturnecorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

MBTC Company/Media Contact:

investors@nocturnecorp.com

media@nocturnecorp.com

MBTC Investor Relations Contact:
Chris Tyson/Doug Hobbs

SPAC Alpha IR+
(949) 491-8235

MBTC@mzgroup.us